CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust I of our report dated February 22, 2024, relating to the financial statements and financial highlights, which appears in Columbia Research Enhanced Real Estate ETF’s Annual Report on Form N-CSR for the period ended December 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 23, 2024